UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 21, 2017

SL GREEN REALTY CORP.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND
(STATE OF INCORPORATION)

1-13199	13-3956775
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

420 Lexington Avenue	10170
New York, New York	(ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 594-2700
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 7.01.    Regulation FD Disclosure

SL Green Realty Corp. (NYSE:SLG) (the "Company"), New York City's largest commercial property owner, today reaffirmed earnings guidance of net income per share of $1.71 to $1.81, and FFO per share of $6.40 to $6.50 for the year ending December 31, 2017. Reflected in this earnings guidance is movement of the Company’s $250 million investment in the defaulted loans secured by the leasehold interest in 2 Herald Square to non-accrual status as of August 4, 2017 and the recognition of a $3.9 million non-cash write off of deferred financing costs in conjunction with the previously announced refinancing of 280 Park Avenue.
In April and May 2017 the Company acquired loans secured by the leasehold interest in 2 Herald Square. The loans were in maturity default at the time of acquisition and at that time the Company expected to collect all contractually required payments, including default interest. In August 2017, one of the investors in the 2 Herald Square borrower did not repay the loan notwithstanding the approval to do so rendered by a court in a litigation separate from the foreclosure. As a result, the Company determined that it was probable that the loans would not be repaid and therefore, the loans were put on non-accrual status. No impairment was recorded as the Company believes that the fair value of the property exceeds the carrying amount of the loans. The loans had an outstanding balance including accrued interest of $259.3 million at the time that they were put on non-accrual status.
On August 23, 2017, the Company and Vornado Realty Trust (NYSE:VNO) announced that they had closed a $1.2 billion refinancing of 280 Park Avenue. The refinancing resulted in the write-off of $3.9 million of deferred financing costs related to the previous financing. Including this charge, the Company has written off a total of $5.1 million of deferred financing costs related to the refinancing of property level debt during the first nine months of 2017.
These items were considered when earnings guidance was reaffirmed by management on the conference call held on July 20, 2017 in connection with the Company’s second quarter earnings.

The following table reconciles estimated earnings per share (diluted) to FFO per share (diluted) for the year ending December 31, 2017:

	Year ended December 31,
	2017	2017
Net income per share attributable to SL Green stockholders	$1.71	$1.81
Add:
Depreciation and amortization	3.86	3.86
Joint ventures depreciation and noncontrolling interest adjustments	0.93	0.93
Depreciable real estate reserves	0.81	0.81
Less:
Gain on sale of real estate	0.64	0.64
Net loss attributable to noncontrolling interest	0.10	0.10
Equity in net gain on sale of interest in unconsolidated joint venture/ real estate	0.15	0.15
Depreciation on non-real estate assets	0.02	0.02
Funds from Operations per share attributable to SL Green common stockholders and noncontrolling interests	$6.40	$6.50

The information being furnished pursuant to this “Item 7.01. Regulation FD Disclosure” shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing. This information will not be deemed an admission as to the materiality of such information that is required to be disclosed solely by Regulation FD.

Non-GAAP Supplemental Financial Measure - Funds from Operations (“FFO”)

FFO is a widely recognized non-GAAP measure of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SL GREEN REALTY CORP.

/s/ Matthew J. DiLiberto
Matthew J. DiLiberto
Chief Financial Officer

Date: September 21, 2017